Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2005 (the “Effective Date”), by and between Echo Global Logistics, a Delaware limited liability company (the “Company”), and Vip Sandhir (“Manager”).

1.                                       Employment; Position and Duties.  The Company agrees to employ Manager, and Manager agrees to be employed by the Company, upon the terms and conditions of this Agreement.  Manager shall be employed by the Company as the Company’s EVP Sales reporting to the President, Board of Directors and/or other Executives that are duly appointed from time to time.  In this capacity, Manager agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner.  Manager’s duties shall include all those duties customarily performed by the EVP Sales, as well as those additional duties commensurate with his position as EVP Sales that may be reasonably assigned by the Company.  Manager shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Manager.

2.                                       Term of Employment.  This Agreement shall become effective upon the Effective Date.  The term of this Agreement shall commence on 8/1/2005 and shall expire on 8/1/2009, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence.  This Agreement may be terminated by Manager or by the Company’s Board of Managers and/or Directors, at any time, with or without Cause (as defined below).  Upon the termination of Manager’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, 10 and II of this Agreement.

3.                                       Compensation.  Manager shall be compensated by the Company for his services as follows:

(a)                                  Base Salary.  During the term of this Agreement, Manager shall be paid a base salary (“Base Salary”) of $8333.33 per month (or $100,000.00 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures.  Manager’s salary shall be reviewed on an annual basis by the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations.  Such increased Base Salary, if any, shall then constitute Manager’s “Base Salary” for purposes of this Agreement.  The first annual review will be conducted on 3/31/2006 and annually there after.

(b)                                 Benefits.  During the term of this Agreement, Manager shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions.  In addition, Manager shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c)                                  Bonuses.

(i)                                     Performance Bonus.  In addition to the Base Salary, Manager shall be eligible to receive an annual performance bonus (“Performance Bonus”).  The terms of this performance bonus will be determined by 8/1/06.  The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Company, based upon Manager’s performance of his duties and the Company’s financial performance, as well certain performance targets that arc approved by the Managers and/or Directors of the Company.  The Performance Bonus may be a combination of payroll bonus, capital account distribution and/or stock options.

(d)                                 Expenses.  In addition to reimbursement for business expenses incurred by Manager in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Manager for the full amount of his health insurance costs should he elect to participate in the Company’s health insurance program(s).

(e)                                  Capital Account Distributions.  The company from time to time may elect to distribute profits.

4.                                       Equity.  Upon the manager’s start date the Company will grant the manager 150,000 Units (Class A Common — Non Voting) which at time of grant have a value of $.001 per share.  In addition, Manager will be allowed to buy 450,000 of Restricted Class A Common Non-Voting Units at a price of $.25 per unit on April 15, 2006, subject to a repurchase right for the Company defined in Section 4 (a) below.

(a)                                  Repurchase Right of Company.  If Manager ceases employment with company prior to 8/1/2009 for any reason except section 6 (Change of Control), Company shall have the right to repurchase some or all of the units from Manager at a price of $.25 per unit, subject to the following schedule:

•                       If such termination/resignation occurs before 8/1/2007, all 450,000 of the units will be subject to the repurchase;

•                       If such termination/resignation occurs after 8/1/2007 but prior to 8/1/2008, 270,000 of the units shall be subject to such repurchase.

•                       If such termination/resignation occurs after 8/1/2008 but prior to 8/1/2009, 90,000 of the units shall be subject to such repurchase.

(b)                                 Procedure for Exercise of Repurchase Right.  If Company acquires a repurchase right in accordance with Section (a), above, Company may elect to exercise that right by giving written notice to Manager, within thirty (30) days after the termination of service, of the intention by Company to repurchase the number of units specified in such notice (which number may be all or any portion of the total number of units then subject to the repurchase right of Company in accordance with schedule in Section (a) above).  At the closing of such repurchase, which shall take place within thirty (30) days after the delivery of such notice and shall take place at the principal office of Company (or at any other location agreed upon by the parties), Manager shall deliver to Company fully executed documentation sufficient to transfer the repurchased units to Company, and Company shall pay to Manager in cash the full repurchase price of $.25 per repurchased unit.  Notice by Company to Manager under Section (b) shall be delivered to 1342 W. Cornelia #3, Chicago, IL 60657, or to such other address as Manager may have provided to Company.

(c)                                  Automatic Lapse of Repurchase Right.  If Manager continues employment with Company through 8/1/2009, or if Company acquires a repurchase right in accordance with Section (a) above, but does not exercise that right in accordance with Section (b), above, the repurchase right shall lapse and no longer be in effect.

5.                                       Benefits Upon Termination.

(a)                                  Termination for Cause or Termination for Other than Good Reason.  In the event of the termination of Manager’s employment by the Company for Cause (as defined below), the termination of Manager’s employment by reason of his death or disability, or the termination of Manager’s employment by Manager for any reason other than Good Reason (as defined below), Manager shall be entitled to no further compensation or benefits from the Company other than those earned under Section 3 through the date of termination

For purposes of this Agreement, a termination for “Cause” occurs if Manager’s employment is terminated by the Company for any of the following reasons:

(i)                                     his failure to perform reasonably assigned duties as President of the Company after written notice of such failure and a reasonable opportunity to remedy such failure,

(ii)                                  theft, dishonesty, or falsification of any employment or Company records by Manager;

(iii)                               the determination by the Company, after providing written notice explaining its decision, that Manager has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv)                              the determination by the Company, after providing written notice explaining its decision, that Manager has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(v)                                 the material breach by Manager of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach;

For purposes of this Agreement, a termination for “Good Reason” occurs if Manager terminates his employment for any of the following reasons:

(i)                                     the Company materially reduces Manager’s duties or responsibilities below what is customary for a President of a business that is similar to Company without Manager’s consent;

(ii)                                  the Company requires Manager to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii)                               the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Manager to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b)                                 Termination Without Cause or Termination for Good Reason.  The Company is free to terminate this Agreement, and Manager’s employment with Company, at any time, for any reason, in its absolute sole discretion.  If Manager’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Manager’s employment is terminated by Manager for Good Reason, Manager shall only be entitled to:

(i)                                     receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for three (3) months following the termination of Manager’s employment; plus (minus) accrued (unaccrued) but unused (used) vacation time.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless and until Manager shall have executed a general release and waiver of claims against the Company, consistent with Section 8 below, and in a form mutually satisfactory to the Company and Manager, and the execution of such general, mutually satisfactory release and waiver shall be a condition to Manager’s rights under this Section 5(b).

6.                                       Change of Control.  If, during the three (3) months prior to the public announcement of a proposed Change of Control, or twelve (12) months following a Change of Control, Manager’s employment is terminated by the Company for any reason other than Cause, or terminated by Manager for Good Reason, Manager shall be entitled to, in addition to the compensation and benefits outlined under Section 5(b) above, company forfeits its Repurchase right for two years following the termination.  For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s Unit Option Plan.

7.                                       Employee Inventions and Proprietary Rights Assignment Agreement.  Manager agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Manager and attached hereto as Exhibit C.

8.                                       Covenants Not to Compete or Solicit.  During Manager’s employment and for a period of two (2) years following the termination of Manager’s employment for Cause or Termination for Other than Good Reason , Manager shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly:

(a)                                  perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)                                 induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of Company, whether or not Manager had personal contact with such entity; and

(c)                                  solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of Company or any subsidiary of Company to terminate his or his employment or relationship with Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any transportation (TL, LTL, Small Parcel) services, logistics management services, or related services that are competitive with in any manner the services sold or offered by the Company during the term of this Agreement.  The term “Geographic Area” shall mean the United States of America.  Company expressly acknowledges that the term “competing business purpose” does not include (Travel/Tourism, Charter Bus Transportation, Meeting Planning, or Transportation Business Process Outsourcing / Off shoring.

The covenants contained in this Section 8 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 8 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

9.                                       Equitable Remedies.  Manager acknowledges and agrees that the agreements and covenants set forth in Sections 7 and 8 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Manager breaches any of the terms of said covenants, and that in the event of Manager’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.  Manager accordingly agrees that, in the event of any actual or threatened breach by Manager of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages.  Nothing in this Section 9 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

10.                                 Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Manager and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Manager acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute.  Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

11.                                 Governing Law.  This Agreement has been executed in the State of Illinois, and Manager and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

12.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  In view of the personal nature of the services to be performed under this Agreement by Manager, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13.                                 Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Manager and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2004 Unit Option Plan incorporated by reference pursuant to Section 4.  This Agreement (including the documents described in clauses (i) of this Section 13) supersedes all prior negotiations, representations or agreements between Manager and the Company, whether written or oral, concerning Manager’s employment.

14.                                 No Conflict.  Manager represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Manager is a party or by which Manager is bound, including without limitation, any non- competition or confidentiality agreement previously entered into by Manager.

15.                                 Validity.  Except as otherwise provided in Section 8, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

16.                                 Modification.  This Agreement may not be modified or amended except by a written agreement signed by Manager and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Echo Global Logistics, LLC

Date:	8/1/2005	By:	/s/ Orazio Buzza
		Name:	Orazio Buzza
		Its:	President

Date:	8/1/2005	/s/ Vipon Sandhir
Manager